Exhibit 99.1

Enzo Biochem Reports Second Quarter Fiscal 2024 Results and Provides Business Update

FARMINGDALE, N.Y., March 13, 2024 (GLOBE NEWSWIRE) -- Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”) today announced financial results for the second quarter ended January 31, 2024.

Second Quarter Highlights

●	The Company's Life Science division's second-quarter revenue of $8.5 million improved year-over-year by 14%. During the 2024 period, we experienced a 25% revenue increase in the United States, driven by increased product demand in the drug development and cell and gene therapy market segments. Revenue for the six months ended January 31, 2024 of $16.4 million improved 12% compared to the same period in the prior year.

●	The Life Science division's second-quarter gross margin was 49%, which improved by 1,000 basis points year-over-year from 39%, and was also a sequential 500 basis point improvement from 44%. The six-month YTD margin was 47% which was also a 1,000 basis point improvement compared to the prior year. This favorable result was driven by the reported revenue increase, mix of products sold, and ongoing cost containment initiatives, including, but not limited to, a workforce reduction for continuing operations.

●	The Life Science division reported second-quarter net income of $1.1 million, compared to net income of $0.2 million in the prior year period. The net loss in the Corporate & Other segment decreased year-over-year by $1.2 million.

●	Enzo ended the second quarter with aggregate cash and cash equivalents of $60.2 million, a reduction of $23.1 million from July 31, 2023, primarily due to the significant paydown of accounts payable and accrued liabilities post the clinical lab asset sale. The Company’s current ratio was 3.2 as of January 31, 2024.

●	Net loss from continuing operations for Q2 FY24 was $0.9 million or ($0.02) per common share, compared to a net loss in the prior year’s second quarter of $2.9 million or ($0.06) per common share.

●	Net loss, representing the results of continuing and discontinued operations for Q2 FY24, was $3.1 million, or ($0.06) per common share, compared to a net loss in the prior year’s second quarter of $11.3 million, or ($0.23) per common share. The weighted average basic common shares outstanding as of January 31, 2024, was 50.5 million.

“Enzo’s strategy is to deliver sustainable, profitable revenue growth through market focus, technical strength, and operational conservatism. We are pleased to report a third consecutive quarter with double-digit revenue growth in the life science division, and I am proud of the team's hard work resulting in higher gross margin and improved profitability in the second quarter within our Life Science division,” said Kara Cannon, Enzo’s Chief Executive Officer. These achievements were driven by aligning our products in high-growth market segments made up of our drug development customers, while relying on our existing, stable global infrastructure to provide comprehensive, quality customer service. I am very encouraged by our financial and operational progress, and I am optimistic about our ability to maintain this positive momentum to deliver on longer-term goals.”

About Enzo Biochem

Enzo Biochem, a pioneer in molecular diagnostics, contributes to advancing healthcare with its comprehensive portfolio of technical platforms and reagent sets supporting a diverse range of biomedical research and translational science needs. A leader in innovation and product development for over 45 years, scientists have trusted Enzo Biochem to manufacture and supply a comprehensive portfolio of thousands of high-quality products, including antibodies, genomic probes, assays, biochemicals, and proteins. The Company’s proprietary products and technologies play central roles in all translational research and drug development areas, including cell biology, genomics, assays, immunohistochemistry, and small molecule chemistry. Enzo Biochem, Inc.’s Life Science division supports the work of research centers and industry partners, shaping the future of healthcare worldwide. Enzo Biochem, Inc. has a broad and deep intellectual property portfolio, with patent coverage across many vital enabling technologies. For more information, please visit Enzo.com or follow Enzo Biochem on X and LinkedIn.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products, cost of goods sold, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2023. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Enzo Biochem Contacts
For Enzo Biochem:
Patricia Eckert, Chief Financial Officer Enzo Biochem 631-755-5500 peckert@enzo.com

Use of Non-GAAP Financial Measures by Enzo

The non-GAAP financial measures contained in this press release (including, without limitation, Adjusted net income (loss), EBITDA, and Adjusted EBITDA), are not GAAP measures of the Company’s financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP. A reconciliation of such non-GAAP measures is included in the presentation of the Company’s financial results for the second quarter ended January 31, 2024 contained herein and is also available in the investor relations section of the Company’s website (https://www.enzo.com).

The Company believes the presentation of these non-GAAP measures provides useful additional information to investors because they provide information consistent with that on which management evaluates the financial performance of the Company. The Company manages its business based on its operating cash flows. It refers to EBITDA as its primary indicator of performance, and refers to Adjusted EBITDA to further exclude items of a non-recurring nature. It is reasonable to expect that one or more excluded items will occur in future periods, though the amounts recognized can vary significantly from period to period. You are encouraged to evaluate each adjustment to a non-GAAP financial measure and the reasons management considers it appropriate for supplemental analysis. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We refer you to the tables attached to this press release, which includes reconciliation tables of GAAP net income (loss) to Adjusted net income (loss) and GAAP net income (loss) to EBITDA and Adjusted EBITDA.

ENZO BIOCHEM, INC.

(in thousands, except per share data)

	Three months ended		Six months ended
	January 31,		January 31,
Selected operations data:	(unaudited)		(unaudited)
	2024	2023	2024	2023

Revenues	$8,553	$7,514	$16,359	$14,617

Gross profit	4,224	2,898	7,679	5,412

Gross profit %	49%	39%	47%	37%

Operating loss	(2,185)	(4,545)	(7,655)	(9,173)

Net loss from continuing operations	(863)	(2,892)	(6,538)	(8,245)
Net loss from discontinued operations	(2,198)	(8,428)	(3,139)	(13,710)
Net loss	$(3,061)	$(11,320)	$(9,677)	$(21,955)

Net loss per common share- basic and diluted- Continuing Operations	$(0.02)	$(0.06)	$(0.13)	$(0.17)
Net loss per common share- basic and diluted- Discontinued Operations	$(0.04)	$(0.17)	$(0.06)	$(0.28)
Total net loss per basic and diluted common share	$(0.06)	$(0.23)	$(0.19)	$(0.45)

Weighted average common shares outstanding - basic and diluted	50,490	48,729	50,337	48,725

Selected balance sheet data:	1/31/2024 (unaudited)	7/31/2023 (unaudited)

Cash and cash equivalents (includes restricted cash of $1,000 at 7/31/23)	$60,241	$83,373

Working capital	55,637	58,467

Stockholders' equity	70,775	78,462

Total assets	99,077	121,880

The following table presents a reconciliation of reported net loss and basic and diluted net loss per share to adjusted net income (loss) and basic and diluted net loss per share adjusted, for the three and six months ended January 31, 2024 and 2023:

ENZO BIOCHEM, INC.

Adjusted Net income (loss) Reconciliation Table

(Unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	January 31,		January 31,
	2024	2023	2024	2023

Reported GAAP net loss	$(3,061)	$(11,320)	$(9,677)	$(21,955)
Adjusted for:
Discrete legal matters	613	174	1,476	196
Fair value adjustment	383	-	711	-
Discrete separation expenses	69	982	1,742	1,808
Strategic initiative expenses	-	759	-	1,648
Discontinued operations loss	2,198	8,428	3,139	13,710
Adjusted net income (loss)	$202	$(977)	$(2,609)	$(4,593)

Weighted Shares Outstanding:
Basic and diluted	50,490	48,729	50,337	48,725

Basic and diluted earnings per share:
Basic and diluted net income (loss) per share GAAP	$(0.06)	$(0.23)	$(0.19)	$(0.45)

Basic and diluted net income (loss) per share adjusted	$0.00	$(0.02)	$(0.05)	$(0.09)

The following table presents a reconciliation of reported GAAP net loss for the three and six months ended January 31, 2024 and 2023, respectively to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.

EBITDA & Adjusted EBITDA Reconciliation Table

(Unaudited, in thousands)

	Three months ended		Six months ended
	January 31,		January 31,
	2024	2023	2024	2023

GAAP net loss	$(3,061)	$(11,320)	$(9,677)	$(21,955)
Plus (minus):
Depreciation and amortization	267	262	537	510
Interest income, net	(893)	(63)	(1,870)	(135)
EBITDA	(3,687)	(11,121)	(11,010)	(21,580)

Adjusted for:
Discrete legal matters	613	174	1,476	196
Fair value adjustment	383	-	711	-
Discrete separation expenses	69	982	1,742	1,808
Strategic initiative expenses	-	759	-	1,648
Discontinued operations loss	2,198	8,428	3,139	13,710
Foreign exchange (gain) loss	(693)	(1,472)	318	(675)
Adjusted EBITDA	$(1,117)	$(2,250)	$(3,624)	$(4,893)

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